Exhibit 4.6

FIRST OUT WATERFALL NOTE

THE SECURITIES REPRESENTED BY THIS NOTE (AS DEFINED BELOW) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THE BORROWER (AS DEFINED BELOW) WILL MAKE AVAILABLE ON REQUEST TO HOLDER(S) OF THIS NOTE THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. THIS NOTE IS BEING AMENDED AND RESTATED AS PART OF AND PURSUANT TO A PLAN OF RECAPITALIZATION AND REORGANIZATION OF THE BORROWER DESCRIBED IN SECTION 368(A)(1)(E) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

FIRST OUT WATERFALL NOTE

First Out Waterfall Lender: Deerfield Partners, L.P.	Original Issue Date: April 3, 2017
Principal Amount: $22,320,000.00	Re-Issuance Date: January 1, 2018
Amendment and Restatement Date: August 9, 2018

FOR VALUE RECEIVED, the undersigned, Endologix, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the First Out Waterfall Lender set forth above (the “Lender”) the “Principal Amount” set forth above, or, if less, the aggregate unpaid Principal (as defined below) amount of the First Out Waterfall Loan (as defined in the Facility Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Facility Agreement.

The Borrower promises to pay interest on the outstanding Principal amount of the First Out Waterfall Loan and any overdue interest from and after the Amendment and Restatement Date (as defined below) until such outstanding Principal amount of the First Out Waterfall Loan and any overdue interest are paid in full, payable at such times and at such interest rates as are specified in the Facility Agreement. The Borrower promises to pay any Non-Callable Make Whole Amount, any CoC Fee and the First Out Waterfall Exit Payment (each, as defined in the Facility Agreement) that is due on the First Out Waterfall Loan in accordance with the Facility Agreement.

In lieu of making any payment of interest in cash (but not (i) interest payable pursuant to the second sentence of Section 2.6(a) of Facility Agreement, (ii) interest payable-in-kind or (iii) in connection with any Event of Default or late payment hereunder or any other interest payable pursuant to Section 2.7 of the Facility Agreement) and subject to the conditions set forth in Section 2.6 of the Facility Agreement and Exhibit 2.6 to the Facility Agreement, the Borrower may elect to satisfy all or any such payment by the issuance to the Lender of shares of Freely Tradable Common Shares (as defined in Exhibit 2.6) in accordance with the provisions of Exhibit 2.6.

This First Out Waterfall Note (this “Note”) was originally issued on April 3, 2017, reissued on January 1, 2018, and amended and restated on August 9, 2018 (the “Amendment and Restatement Date”) and is one of the “First Out Waterfall Notes”, “Loan Notes” and “Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Facility Agreement, dated as of August 9, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Deerfield Private Design Fund IV, L.P., as agent for the Secured Parties, and the other Loan Documents.

The Facility Agreement, among other things, (a) provides for the making of a First Out Waterfall Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the “Principal Amount” set forth above, the indebtedness of the Borrower resulting from such First Out Waterfall Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid Principal amount of this Note upon the happening of certain stated events and also for prepayments pursuant to Section 2.3(c) or Section 5.3 of the Facility Agreement on account of the Principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

1. Definitions.

(a) Certain Defined Terms. Capitalized terms used herein without definition are used as defined in the Facility Agreement. For purposes of this Note, the following terms shall have the following meanings:

(i) “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

(ii) “Common Stock” means the fully paid and nonassessable shares of the Borrower’s common stock, $0.001 par value per share.

(iii) “Conversion Amount” means the Principal amount to be converted.

(iv) “Conversion Date” means the date of delivery via facsimile or electronic mail of a Conversion Notice.

(v) “Conversion Issuance Limit” means 2,659,800 shares of Common Stock, subject to appropriate adjustment for any Stock Event that occurs after the Amendment and Restatement Date.

(vi) “Conversion Price” means, as of any Conversion Date, ninety-six percent (96%) of the arithmetic average of the Volume Weighted Average Prices per share of Common Stock on each of the three (3) Trading Days period preceding the Conversion Date (the “Measurement Period”); provided, that in the event that a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares (a “Stock Event”) is consummated during the Measurement Period, the Volume Weighted Average Price for all Trading Days during the Measurement Period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event, subject to appropriate adjustment for any Stock Event that occurs after the Amendment and Restatement Date.

(vii) “Conversion Shares” means fully paid and nonassessable shares of Common Stock issued in connection with the conversion of a Note.

(viii) “First Amortization Cap” means 1,767,000 shares of Common Stock, subject to appropriate adjustment for any Stock Event that occurs after the Amendment and Restatement Date.

(ix) “First Amortization Date” means April 2, 2021.

(x) “Market Disruption Event” means, with respect to any Trading Day and any security of Borrower, (a) a failure by the Principal Market to open for trading during its entire regular trading session, (b) the occurrence or existence prior to 1:00 p.m., New York City time, on such day for such securities of Borrower for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in such securities or in any options, contracts or future contracts relating to such securities, or (c) to the extent “Volume Weighted Average Price” is determined in accordance with clause (b) of the definition thereof, the suspension of trading for the one-half hour period ending on the scheduled close of trading on such day (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in such securities of Borrower.

(xi) “Monthly Conversion Cap” means 967,200 shares of Common Stock, subject to appropriate adjustment for any Stock Event that occurs after the Amendment and Restatement Date.

(xii) “Monthly Conversion Cap Period” means the period commencing on the Amendment and Restatement Date and ending on (and including) August 31, 2018, and each calendar month that begins after the Amendment and Restatement Date and prior to the Maturity Date.

(xiii) “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xiv) “Required Lenders” means the Required First Out Waterfall Lenders.

(xv) “Second Amortization Cap” means 892,800 shares of Common Stock, subject to appropriate adjustment for any Stock Event that occurs after the Amendment and Restatement Date.

(xvi) “Second Amortization Date” means April 2, 2022.

(xvii) “Trading Day” means any day on which the Common Stock is traded for any period on the Principal Market; provided, that for purposes of the definition of “Conversion Shares,” Trading Day shall not include any Trading Day on which there is a Market Disruption Event.

(xviii) “Volume Weighted Average Price” for any security as of any Trading Day means (a) the volume weighted average sale price of such security on the principal U.S. national or regional securities exchange on which such security is traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Required Lenders and the Borrower (“Bloomberg”), or (b) if no volume weighted average sale price is reported for such security, then the closing price per share of such security, or, if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such security is traded. If the security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Borrower and the Lenders holding a majority of the aggregate outstanding Principal amount of the Notes being converted for which the calculation of the Volume Weighted Average Price is required in order to determine the Conversion Price of such Notes. Volume Weighted Average Price will be determine without regard to after-hours trading or any other trading outside of the regular trading hours.

2. Conversion Rights. This Note may be converted into shares of Common Stock on the terms and conditions set forth in this Section 2 (subject to Section 2.3(a) of the Facility Agreement).

(a) Conversion at Option of the Lender. At any time during the period commencing on (and including) the Amendment and Restatement Date and ending on the close of business on the second business day immediately prior to the Maturity Date, the Lender shall be entitled to convert all or any part of the Principal into Conversion Shares in accordance with this Section 2 at the Conversion Rate (as defined in Section 2(b)). The Borrower shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, then the Borrower shall round such fraction of a share of Common Stock up or down to the nearest whole share (with 0.5 rounded up).

(b) Conversion Rate. The number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

(c) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Lender’s Delivery Requirements. To convert a Conversion Amount into Conversion Shares pursuant to Section 2(a) above on any date, Lender shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Borrower (at 2 Musick, Irvine, CA 92618, Attention: Chief Financial Officer; Email: vmahboob@endologix.com, or at such other office or agency as the Borrower may designate in writing), and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Borrower, no later than three (3) Business Days after the Conversion Date, of the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction).

(ii) Borrower’s Response. Upon receipt or deemed receipt by the Borrower of a copy of a Conversion Notice, the Borrower (A) shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Lender and the Borrower’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (B) on or before the second (2nd) Business Day following the date of receipt or deemed receipt by the Borrower of such Conversion Notice (or, if earlier, the end of the standard settlement period for U.S. broker-dealer securities transactions) (the “Share Delivery Date”), shall credit such aggregate number of Conversion Shares to which the Lender shall be entitled to the Lender’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (DWAC) system, for the number of Conversion Shares to which the Lender shall be entitled. If notwithstanding the provisions of Section 2(c)(vi), the Lender elects to physically surrender this Note for conversion and the Principal represented by this Note is greater than the Principal being converted, then the Borrower shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Lender a new Note representing the Principal not converted and cancel this Note. For purposes of Rule 144 under the Securities Act, any Conversion Shares issued to Lender shall be deemed to have been acquired by such Lender on April 3, 2017 (the date this Note was originally issued). Accordingly, (A) upon any conversion of this Note, the Rule 144 holding period for the Conversion Shares acquired thereupon shall be in excess of one (1) year, and (B) provided the Lender is not an Affiliate of the Borrower on the Conversion Date and has not been an Affiliate of the Borrower within the three-month period immediately preceding the Conversion Date (the “Unrestricted Condition”), which the Borrower shall assume and Lender hereby represents unless the Lender advises the Borrower otherwise in writing, the Conversion Shares issued to Lender will be freely transferable, without restriction or limitation (including any volume limitation) under Federal or state securities laws, pursuant to Rule 144 under the Securities Act and will not contain or be subject to a legend or stop transfer order restricting the resale or transferability of thereof.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Borrower shall instruct the Transfer Agent to issue to the Lender the number of Conversion Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Lender via facsimile within two (2) Business Days of receipt or deemed receipt of the Lender’s Conversion Notice or other date of determination. If the Lender and the Borrower are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Lender, then the Borrower shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Borrower and the Required Lenders, or (B) the disputed arithmetic calculation of the Conversion Rate to the Borrower’s independent registered public accounting firm, as the case may be. The Borrower shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Borrower and the Lender of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error, and the fees and expenses of such investment bank or accountant shall be paid one-half by the Borrower and one-half by the Lender. Notwithstanding the existence of a dispute contemplated by this paragraph, if requested by the Lender, the Borrower shall issue to the Lender the Conversion Shares not in dispute in accordance with the terms hereof.

(iv) Record Holder. The person or persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such shares of Common Stock upon delivery by the Lender of the Conversion Notice, or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute.

(v) Borrower’s Failure to Timely Convert.

(A) Cash Damages. If by the Share Delivery Date, the Borrower shall fail to credit the Lender’s or its designee’s balance account with DTC with the number of Conversion Shares (free of any restrictive legend, provided the Unrestricted Condition is satisfied), then, in addition to all other available remedies that the Lender may pursue hereunder and under the Facility Agreement, the Borrower shall pay additional damages to the Lender for each day after the Share Delivery Date such conversion is not timely effected in an amount equal to one and one-half percent (1.5%) of the product of (I) the number of Conversion Shares not issued to the Lender or its designee on or prior to the Share Delivery Date and to which the Lender is entitled and (II) the Volume Weighted Average Price of the Common Stock on the Share Delivery Date. Alternatively in lieu of the foregoing damages, subject to Section 2(c)(iii), at the written election of the Lender made in the Lender’s sole discretion, if, on or after the applicable Conversion Date, the Lender purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Lender of Conversion Shares that such Lender anticipated receiving from the Borrower (such purchased shares, “Buy-In Shares”), the Borrower shall be obligated to promptly pay to such Lender (in addition to all other available remedies that the Lender may otherwise have), 110% of the amount by which (A) such Lender’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by such Lender from the sale of a number of shares equal to up to the number of Conversion Shares such Lender was entitled to receive but had not received on the Share Delivery Date. If the Borrower fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Lender entitled to such payments shall have the right at any time, so long as the Borrower continues to fail to make such payments, to require the Borrower, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price specified by the Lender in the Conversion Notice.

(B) Conversion Failure. If for any reason the Lender has not received all of the Conversion Shares it is entitled to prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a “Conversion Failure”), then the Lender, upon written notice to the Borrower (a “Void Conversion Notice”), may void its conversion with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Lender’s Conversion Notice; provided, that the voiding of the Lender’s Conversion Notice shall not affect the Borrower’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise. A Conversion Failure shall constitute an Event of Default under the Facility Agreement and entitle the Lenders to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or repayment of this Note in accordance with the terms hereof, the Lender shall not be required to physically surrender this Note to the Borrower unless all of the Principal is being converted or repaid. The Lender and the Borrower shall maintain records showing the Principal converted or repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of this Note upon any such partial conversion or repayment. Notwithstanding the foregoing, if this Note is converted or repaid as aforesaid, the Lender may not transfer this Note unless the Lender first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note of like tenor, registered as the Lender may request, representing in the aggregate the remaining Principal represented by this Note. The Lender and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or repayment of any portion of this Note, the Principal of this Note may be less than the “Principal Amount” stated on the face hereof.

(d) Limitations on Conversions.

(i) Beneficial Ownership. Notwithstanding anything herein to the contrary, the Borrower shall not issue to the Lender, and the Lender may not acquire, a number of shares of Common Stock upon conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the Lender and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Lender’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Lender is a member, but excluding shares beneficially owned by virtue of the ownership of the Warrants or other securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.985% of the total number of shares of common stock then issued and outstanding (the “4.985% Cap”); provided, however, that the 4.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the Lender shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Lender, the Borrower shall, within two (2) Trading Days, confirm orally and in writing to the Lender the number of shares of Common Stock then outstanding.

(ii) Conversion Issuance Limit. Notwithstanding anything to the contrary contained herein, the Borrower shall not issue any shares of Common Stock upon conversion of this Note (including pursuant to Section 2(c)(v)(A) hereof) to the extent that the issuance of such shares of Common Stock together with any previous issuances of shares of Common Stock under this Note would exceed the Conversion Issuance Limit, and Section 2.5(c)(v) shall not apply in respect to any excess amount.

(iii) Other Applicable Limitations on Conversion of the Note. Notwithstanding anything to the contrary herein, this Note shall not be convertible, and the Borrower shall not issue shares of Common Stock upon conversion of this Note (a) at any time after the First Amortization Date, to the extent that the number of shares of Common Stock that would otherwise be issuable to Lender upon such conversion, together with all shares of Common Stock previously issued to Lender upon conversion of this Note after the First Amortization Date, would exceed the First Amortization Cap, or (b) at any time after the Second Amortization Date, to the extent that the number of shares of Common Stock that would otherwise be issuable to Lender upon such conversion, together with all shares of Common Stock previously issued to Lender upon conversion of this Note after the Second Amortization

Date, would exceed the Second Amortization Cap, or (c) during any Monthly Conversion Cap Period, to the extent that the number of shares of Common Stock that would otherwise be issuable to Lender upon such conversion, together with all shares previously issued to Lender upon conversion of this Note during the such Monthly Conversion Cap Period, would exceed the Monthly Conversion Cap. For the avoidance of doubt, if the number of shares of Common Stock to be issued as set forth in an Conversion Notice transmitted by the Lender to the Borrower would otherwise require the Borrower to issue a number of shares in excess of the Conversion Issuance Limit, the First Amortization Cap (if after the First Amortization Date), the Second Amortization Cap (if after the Second Amortization Date) or the Monthly Share Cap, the Borrower shall issue to the Lender in accordance herewith the maximum number of shares of Common Stock issuable without exceeding any such applicable limitation, and Section 2.5(c)(v) shall not apply to any excess amount.

3. Voting Rights. Except as required by law, the Lender shall have no voting rights with respect to any of the Conversion Shares until the Conversion Date relating to the conversion of this Note upon which such Conversion Shares are issuable (or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute).

4. Amendment; Waiver. The provisions of this Note may only be waived or amended, restated, supplemented or otherwise modified in accordance with the Facility Agreement.

5. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Borrower and all Lenders pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

6. Failure or Indulgence Not Waiver. No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. No renewal or extension of this Note or the Facility Agreement, no delay in the enforcement of payment under this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Borrower or any endorser of this Note.

7. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.1 of the Facility Agreement.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act. None of the Note or the Conversion Shares issued hereunder may be transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws, including Rule 144 under the Securities Act, Section 4(a)(7) of the Securities Act or a so-called “4[(a)](1) and a half” transaction.

(b) Assignment. This Note is assignable or transferable, in whole or in part, only to the extent such assignment or transfer is permitted pursuant to the terms of the Facility Agreement; provided that (i) the Lender shall deliver a written notice to the Borrower, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective Principal amount of the Note to be assigned to each assignee. The Borrower shall effect the assignment within three (3) business days, and shall deliver to the assignee(s) designated by the Lender a Note or Notes of like tenor and terms for the appropriate Principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Lender. The provisions of this Note are intended to be for the benefit of all Lenders from time to time of this Note, and shall be enforceable by any such Lender. This Note is not (and any rights or obligations hereunder are not) not assignable or transferable by the Borrower under any circumstance and any such prohibited assignment or transfer is absolutely void ab initio.

9. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Lender in any bankruptcy, reorganization, receivership of the Borrower or other proceedings affecting Borrower creditors’ rights and involving a claim under this Note, then the Borrower shall pay the costs incurred by the Lender for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements. Subject to the terms of the Facility Agreement, all payments and issuances of shares of Common Stock hereunder will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrower shall pay all and any costs (administrative or otherwise) imposed by the Borrower’s banks, clearing houses, or any other financial institution, in connection with making any payments and issuing any shares of Common Stock hereunder. The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note in accordance with Section 6.3 of the Facility Agreement.

10. Waiver of Notice. Other than those notices required to be provided by the Lender to the Borrower under the terms of the Facility Agreement, the Borrower and every endorser of this Note, or the obligations represented hereby, expressly waives diligence, presentment, protest, demand, notice of dishonor, non-payment or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement.

11. Miscellaneous. This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Facility Agreement, including Sections 1.2 (Interpretation) and 6.4 (Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial) thereof.

12. Additional Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a Stock Event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such Stock Event.

13. Signatures. In the event that any signature to this Note or any amendment hereto is delivered by electronic mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Borrower shall be obligated to deliver to the Lender an original signature to this Note. At the request of any party, each other party shall promptly re-execute an original form of this Note or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of electronic mail delivery of a “.pdf” format data file to deliver a signature to this Note or any amendment hereto or the fact that such signature was transmitted or communicated through the use of electronic mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

14. This Note is an amendment and restatement of that certain Loan Note originally issued on April 3, 2017 and re-issued on January 1, 2018, in the principal amount of $22,320,000.00 (the “Prior Note”) and evidences an extension, continuation, and renewal of the indebtedness evidenced by the Prior Note, but this Note replaces the Prior Note with the indebtedness evidenced by the Prior Note now evidenced by this Note. Such Prior Note shall be of no further force and effect upon execution of this Note. The Borrower hereby acknowledges and agrees that the indebtedness under the Prior Note has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Prior Note. Moreover, this Note shall be entitled to all security and collateral to which the Prior Note was entitled, without change or diminution in the priority of any lien or security interest granted to secure the Prior Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer

Exhibit A

CONVERSION NOTICE

Reference is made to the First Out Waterfall Note (the “Note”) of ENDOLOGIX, INC., a Delaware corporation (the “Borrower”), in the original principal amount of $22,320,000.00. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Borrower, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

DTC Participant Number and Name:

Account Number:

Exhibit B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached First Out Waterfall Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $             from Endologix, Inc., a Delaware corporation (the “Borrower”), evidenced by the attached Note and does hereby irrevocably constitute and appoint                  attorney to transfer the said Note on the books of the Borrower, with full power of substitution in the premises.

Dated: _______________
Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note.